UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2008 (October 4, 2008)

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	20-4552341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15030 Avenue of Science

San Diego, California 92128

(Address of principal executive offices, including Zip Code)

(858) 724-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2008, Arthur F. Kingsbury was elected to the Board of Directors (the “Board”) of Solera Holdings, Inc. (the “Company”). Mr. Kingsbury will serve on the Audit, Compensation and Nominating and Corporate Governance committees of the Board.

On October 6, 2008, Jack Pearlstein informed the Company of his intention to retire as its Chief Financial Officer, Treasurer and Assistant Secretary. The effective date of his retirement has not yet been determined. In this connection, Mr. Pearlstein informed the Company that he intends to continue to serve as its Chief Financial Officer, Treasurer and Assistant Secretary to assist in the search for a new Chief Financial Officer and to facilitate an orderly transition. The Company has initiated a search for a new Chief Financial Officer and is defining its transition plan. The transition date has not yet been established.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 4, 2008, the Board adopted amended and restated bylaws of the Company (the “Bylaws”) to create a lead independent director governance structure. The Board’s changes to the Bylaws provide that the Company’s independent directors will elect a Lead Independent Director to preside at all meetings of the Board and have such powers and perform such duties as the Board may from time to time prescribe; that the time, date and place of annual meetings will generally be set by the Board as a whole; that the order of business at meetings of stockholders will be determined by the Board as a whole; and that special meetings of the Board may be called by, among others, the Lead Independent Director or by two or more directors. The foregoing description of the Bylaws is qualified in its entirety by the full text of the Bylaws, which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Solera Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: October 9, 2008	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary